Issuer Free Writing Prospectus, dated June 25, 2025

Filed Pursuant to Rule 433 Relating to the

Preliminary Prospectus Supplement, dated June 25, 2025 and

Registration Statement Nos. 333-286204 and 333-286204-01

WELLTOWER OP LLC, AS ISSUER

AND

WELLTOWER INC., AS GUARANTOR

PRICING TERM SHEET

Issuer:	Welltower OP LLC

Guarantor:	Welltower Inc.

Title of Securities:	4.500% Notes due 2030 (the “2030 Notes”) 5.125% Notes due 2035 (the “2035 Notes”)

Principal Amount:	2030 Notes: $600,000,000 2035 Notes: $650,000,000

Trade Date:	June 25, 2025

Settlement Date:	June 27, 2025 (T+2); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Maturity Date:	2030 Notes: July 1, 2030 2035 Notes: July 1, 2035

Interest Payment Dates:	January 1 and July 1, commencing January 1, 2026

Coupon:	2030 Notes: 4.500% per year, accruing from June 27, 2025 2035 Notes: 5.125% per year, accruing from June 27, 2025

Price to Public:	2030 Notes: 99.942% of the principal amount, plus accrued interest, if any, from June 27, 2025 2035 Notes: 99.736% of the principal amount, plus accrued interest, if any, from June 27, 2025

Yield to Maturity:	2030 Notes: 4.513% 2035 Notes: 5.159%

Benchmark Treasury:	2030 Notes: 4.000% due May 31, 2030 2035 Notes: 4.250% due May 15, 2035

Spread to Benchmark Treasury:	2030 Notes: +67 basis points 2035 Notes: +87 basis points

Benchmark Treasury Price/Yield:	2030 Notes: 100-22 1/4 / 3.843% 2035 Notes: 99-22 / 4.289%

Make-Whole Call:	2030 Notes: +15 basis points 2035 Notes: +15 basis points

Par Call:	2030 Notes: One month prior to the Maturity Date 2035 Notes: Three months prior to the Maturity Date

CUSIP/ISIN:	2030 Notes: 95041A AF5 / US95041AAF57 2035 Notes: 95041A AG3 / US95041AAG31

Anticipated Ratings:* (Moody’s/S&P)	A3/A-

Joint Book-Running Managers:

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Senior Co-Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Citizens JMP Securities, LLC

Huntington Securities, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:	Capital One Securities, Inc. Comerica Securities, Inc. Hancock Whitney Investment Services, Inc. Loop Capital Markets LLC Synovus Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal or revision at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the related prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in this offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free at 1-800-645-3751, J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533 and PNC Capital Markets LLC toll-free at +1-855-881-0697.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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